Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ENERNOC, INC.,

MDE ACQUISITION LLC,

MDENERGY, LLC,

CLIFFORD SIRLIN,
in the capacity of Member Representative,

CLIFFORD SIRLIN

AND

ANDREW APPELBAUM

Dated as of September 12, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 12, 2007, by and among EnerNOC, Inc., a Delaware corporation (the “Parent”), MDE Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Parent (“Merger Sub”), Mdenergy, LLC, a Connecticut limited liability company (the “Company”), Clifford Sirlin, in the capacity of Member Representative (the “Member Representative”), Clifford Sirlin and Andrew Appelbaum (each a “Founder” and together, the “Founders”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in Article 11.

RECITALS

WHEREAS, the Board of Managers and members of the Company have adopted and approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement, the Operating Agreement and the Connecticut Limited Liability Company Act (the “CTLLCA”);

WHEREAS, the members and boards of directors or managers, as applicable, of the Parent and Merger Sub have adopted and approved this Agreement and the Merger in accordance with this Agreement, their respective organizational documents and the Delaware Limited Liability Company Act (“DLLCA”); and

WHEREAS, the Parent, Merger Sub and the Company desire to consummate the Merger upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and the representations, warranties, covenants and agreements in this Agreement, the parties hereto agree as follows:

ARTICLE 1
MERGER

1.1                               Merger.  At the Effective Time and in accordance with the terms of this Agreement, the DLLCA and the CTLLCA, Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Merger Sub shall cease and the Company shall be the surviving limited liability company (the “Surviving Company”).  At the Effective Time, the Merger shall have the other effects provided in the applicable provisions of the CTLLCA and the DLLCA.

1.2                               Effective Time of the Merger.  Concurrently with the Closing, the Company shall file Articles of Merger (the “Articles of Merger”) meeting the requirements of the provisions of the CTLLCA and the Certificate of Merger meeting the requirements of the provisions of the DLLCA (the “Certificate of Merger”) and shall make all other filings or recordings required under the applicable Legal Requirements.  The Merger shall become effective upon the filing of the Articles of Merger with the Connecticut Secretary of State in accordance with the CTLLCA and the Delaware Secretary of State in accordance with the DLLCA.  The term “Effective Time” means the time the Merger becomes effective.

1.3                               Organizational Documents, Managers and Officers of the Surviving Company.  As of the Effective Time, (i) the articles of organization of the Surviving Company shall be the same as the articles of organization of the Company, and (ii) the limited liability company agreement of the Surviving Company shall be amended and restated in its entirety in the form of the limited liability company agreement of Merger Sub.  The manager(s) of Merger Sub shall become the manager(s) of the Surviving Company, and each manager shall hold office, subject to the applicable provisions of the articles of organization and the limited liability company agreement of the Surviving Company, until the expiration of the term for which such manager was elected and until his or her successor is elected and has qualified or as otherwise provided in the articles of organization and the limited liability company agreement of the Surviving Company.  The officers of Merger Sub shall become the officers of the Surviving Company until their respective successors are chosen and have qualified or as otherwise provided in the articles of organization and the limited liability company agreement of the Surviving Company.

1.4                               Conversion of Shares and Other Interests.

(a)                                  At the Effective Time, each Series A Preferred Share, each Common Share, and each other limited liability company interest of the Company outstanding immediately prior to the Effective Time (each such Series A Preferred Share, Common Share or other interest, a “Merger Interest” and collectively, the “Merger Interests”) shall be converted into and represent the right to receive the applicable Per Interest Merger Consideration, payable in accordance with the terms of this Agreement.

(b)                                  At the Effective Time, all limited liability company membership interests of Merger Sub issued and outstanding as of the Effective Time shall be converted into and exchanged for equivalent limited liability company membership interests of the Surviving Company.

1.5                               Miscellaneous Merger Terms.  At the Effective Time, all Merger Interests shall be canceled and cease to exist, and each holder of a Merger Interest shall cease to have any rights as a Member, except for the right to receive the payments provided pursuant to this Agreement.  After the Effective Time, no transfer of Merger Interests shall be made on the stock transfer books of the Surviving Company.  To the extent any actions are required to be taken by the Company or any holder of Merger Interests prior to the Effective Time to cause such securities to be cancelled as provided above, the Company shall take or shall cause any required holders to take any and all of such actions.

ARTICLE 2
MERGER CONSIDERATION

2.1                               Merger Consideration.

(a)                                  The “Merger Consideration” shall equal the following:

(i)                                    $7,900,000; and

(ii)                                plus or minus the Working Capital Adjustment, as applicable.

(b)                                  Forty percent (40%) of the Merger Consideration shall be paid in cash and sixty percent (60%) of the Merger Consideration shall be paid in shares of Parent Common Stock, the number of such shares to be determined as set forth in Section 2.6.

2.2                               Calculation and Payment of Estimated Merger Consideration.

(a)                                  Prior to the Closing Date, the Company has prepared and delivered to the Parent a reasonably detailed statement (the “Estimated Statement”) setting forth (i) the Company’s good faith estimate of the Working Capital Amount as of the Closing, (ii) calculation of the Merger Consideration pursuant to Section 2.1 (based on the Company’s good faith estimate of the Working Capital Amount) (the “Estimated Merger Consideration”), (iii) for each holder of a Merger Interest, such holder’s portion of the Estimated Merger Consideration to be paid in cash (collectively, the “Cash Merger Consideration”) and in Parent Common Stock (collectively, the “Stock Merger Consideration”) at the Closing, (iv) the Escrowed Stock and for each holder of a Merger Interest, such holder’s portion of the Escrowed Stock due to such holder, and (v) for each holder of a Merger Interest, such holder’s percentage of any Earnout Payment payable to the Members pursuant to this Agreement.  The Estimated Statement shall be based upon the books and records of the Company and other information then available and shall be subject to Parent review (including review of reasonable backup information) prior to being formally delivered under this paragraph.

(b)                                  The Company shall pay the accrued and unpaid Company Transaction Expenses at or prior to the Closing and shall be responsible for any Company Transaction Expenses arising after the Closing.

(c)                                  At the Closing, the Parent shall deposit for the benefit of the Members the Escrowed Stock with the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and Section 2.3.

(d)                                  At the Closing (or within 5 days of the Closing with respect to shares of Parent Common Stock), the Parent shall pay to the holders of Merger Interests the Estimated Merger Consideration (net of the value of the Escrowed Stock deposited into escrow pursuant to Section 2.2(c)).  Each holder of a Merger Interest shall be paid the amounts, if any, set forth for such holder in the Estimated Statement.  Cash payments shall be made by wire transfer or check pursuant to written instructions of the Member Representative.

2.3                               Escrow.

(a)                                  For purposes of payment of the Members’ obligations pursuant to Section 2.4(e)(ii) and Article 7, the Escrowed Stock shall be held in escrow until distribution is required under the terms of this Agreement and the terms of the Escrow Agreement.  With respect to each Member, such Member’s portion of the Escrowed Stock, as set forth in the Estimated Statement, associated with the Merger Interests owned of record by such Member shall be allocated to such Member’s escrow account maintained pursuant to the Escrow Agreement, such amount to be adjusted as set forth herein and in the Escrow Agreement (each, an “Escrow Account”).  The approval of this Agreement by the Members will constitute their approval of the terms and conditions of the Escrow Agreement, which is an integral part of the Merger, and the appointment of the Member Representative.

(b)                                  The balance of each Member’s Escrow Account shall be available to satisfy such Member’s obligations pursuant to Section 2.4(e)(ii), Article 7 or any breaches of a Transmittal Letter until all amounts held in such Member’s Escrow Account are released pursuant to Section 2.4(e)(ii), Article 7 or the terms of the Escrow Agreement.  On the first anniversary of the Closing Date, all remaining amounts held in such Member’s Escrow Account shall be released to such Member, provided, however, that the amount so released from such Member’s Escrow Account shall be reduced by (A) any pending Claim against such Member made pursuant to Article 7; (B) all final and binding obligations with respect to Claims against such Member pursuant to Article 7 that have not been satisfied in full; and (C) any amounts due to the Escrow Agent from the Members as provided in the Escrow Agreement.  Any amounts with respect to a pending Claim remaining in a Member’s Escrow Account pursuant to clause (A) of the foregoing proviso shall be released upon final determination of such Claim to the extent that any remaining amounts in such Member’s Escrow Account exceed the aggregate amount of other Claims properly asserted against such Member pursuant to Article 7.

(c)                                  The parties to this Agreement acknowledge and agree that the Escrowed Stock is being deemed delivered by the Parent to the Members on or promptly after the Closing Date, after which each Member is deemed to immediately deposit its pro rata share of the Escrowed Stock (based on the Per Interest Merger Consideration payable to the Members) into such Member’s Escrow Account on, or promptly after, the Closing Date.

2.4                               Calculation and Payment of Final Purchase Price.

(a)                                  Within sixty (60) days following the Closing, the Surviving Company shall prepare and deliver to the Member Representative its final determination of the Merger Consideration, including statement of the Working Capital Amount (the “Final Statement”), including such schedules and data as may be reasonably necessary to support such calculations.  The Surviving Company shall provide the Member Representative with reasonable access to the Records and the employees and accountants of the Surviving Company (during normal business hours and with reasonable advance notice) to review the Final Statement, and the Member Representative shall be entitled to review any working papers of the Surviving Company, trial balances and similar materials relating to the Final Statement prepared by or on behalf of the Surviving Company; provided, however, that neither the Surviving Company nor the Parent shall have the obligation to require its independent accountant to provide access to its working papers.

(b)                                  If the Member Representative objects to the Surviving Company’s determination of the Working Capital Amount as reflected in the Final Statement, the Member Representative shall notify the Surviving Company in writing of such objection(s) within thirty (30) days after receipt of the Final Statement from the Surviving Company (an “Objection Notice”).  The Objection Notice shall specify which item(s) of the Final Statement is being disputed and describe in reasonable detail the basis for such dispute(s).

(c)                                  If the Member Representative delivers an Objection Notice with respect to the Final Statement in accordance with Section 2.4(b), then the Member Representative and the Surviving Company shall attempt to resolve such disputed items.

(d)                                  In the event the Surviving Company and the Member Representative are unable to resolve the disputed items within forty-five (45) days after delivery of the Objection Notice, either the Surviving Company or the Member Representative may demand that such disputed items be referred to an independent accounting firm as is mutually acceptable to the Surviving Company and the Member Representative to finally resolve such disputed items.  The independent accounting firm shall act as an arbitrator to determine only the disputed items, and the determination of each disputed item shall be within the range established by the Final Statement and the Objection Notice.  The determination of such independent accounting firm shall be made as promptly as possible and shall be final and binding upon the parties.  Each party hereto shall be permitted to submit such data and information to such independent accounting firm as the parties deem appropriate.  The Surviving Company and the Member Representative, on behalf of the Members, shall each pay their own costs and expenses incurred under this Section 2.4(d).  All expenses and fees incurred in connection with the independent accounting firm shall be paid equally by the Surviving Company on one hand and the Member Representative, on behalf of the Members, on the other hand.

(e)                                  The Working Capital Amount as determined in accordance with Section 2.4 shall be used to determine the final Merger Consideration in accordance with Section 2.1 (the “Final Merger Consideration”).  Within three (3) days following determination of the Final Merger Consideration in accordance with Section 2.1 and this Section 2.4, the following shall occur:

(i)                                    if the Final Merger Consideration exceeds the Estimated Merger Consideration, the Parent shall pay by wire transfer of immediately available funds the amount of such excess to the holders of Merger Interests on a pro rata basis in proportion to the Per Interest Merger Consideration payable to such holders with respect to their respective Merger Interests; or

(ii)                                if the Estimated Merger Consideration exceeds the Final Merger Consideration, the Member Representative shall instruct the Escrow Agent to deliver the portion of the Escrowed Stock having a value equal to such excess amount to the Parent pursuant to the Escrow Agreement.

2.5                               Withholding.  While no withholding is contemplated as of the date of this Agreement, Parent, Merger Sub and the Surviving Company may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax law.  To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

2.6                               Determination of Number of Shares of Parent Common Stock.  The aggregate number of shares of Parent Common Stock to be issued to holders of Merger Interests pursuant to Section 2.1(b) shall be equal to (x) the Stock Merger Consideration divided by (y) the Ten Day Trading Average Price.

2.7                               No Fractional Shares.  No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Parent.  In lieu of fractional shares, any holder of Merger Interests that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) will be paid the cash value of such fraction, which will be equal to such fraction multiplied by the Ten Day Trading Average Price.

2.8                               Earnout Payment.

(a)                                  The Members shall be entitled to an earnout payment (the “Earnout Payment”) in the amount equal to two times (2x) the revenues of the Business (determined on a cash basis) during the period from July 1, 2007 through December 31, 2007 (the “Earnout Period”).  Schedule 2.8 sets forth the Company’s calculation of revenues of the Business during the period from July 1, 2007 through August 31, 2007, and any calculation of revenues of the Business during the Earnout Period shall be consistent with the calculation set forth on Schedule 2.8.

(b)                                  Each Member’s percentage of the Earnout Payment to be paid to such Member shall be set forth on the Estimated Statement.  The entire Earnout Payment will be paid in cash.  The Parent shall use commercially reasonable efforts to cause the Earnout Payment to be calculated and paid no later than January 31, 2008 or, if necessary, as soon as possible thereafter.

(c)                                  Prior to any Earnout Payment being paid, the Parent shall notify the Member Representative of the amount of revenues of the Business during the Earnout Period and the amounts to be paid to the Members (the “Earnout Notice”).  The Parent and the Surviving Company shall provide the Member Representative with reasonable access to the Records and the employees, accountants and customers of the Surviving Company (during normal business hours and with reasonable advance notice) to review the revenues of the Business, and the Member Representative shall be entitled to review any accounts receivable, accounts payable, working papers of the Surviving Company, trial balances and similar materials relating to the Earnout Notice prepared by the Parent; provided, however, that neither the Surviving Company nor the Parent shall have the obligation to require its independent accountant to provide access to its working papers.  If the Member Representative objects to the Parent’s determination of revenue or any amounts set forth in the Earnout Notice, the Member Representative shall notify the Parent and the Surviving Company no later than thirty (30) days after receipt of the Earnout Notice and specify and describe in reasonable detail the basis for such objection.  The parties agree that the dispute resolution mechanism set forth in Sections 2.4(c)-(d) shall be used to resolve disputes under this Section 2.8; provided, however, that notwithstanding any objection of the Member Representative to the Earnout Notice, the Parent shall immediately pay to the

Members in accordance with this Section 2.8 all amounts set forth in the Earnout Notice.  If the Member Representative accepts the amounts set forth in the Earnout Notice or does not make a written objection within thirty (30) days after receipt of the Earnout Notice, the amounts set forth in the Earnout Notice shall be final and binding on all Members and the Member Representative.

(d)                                  The parties acknowledge that (i) after the Closing and until December 31, 2008, the Parent and the Surviving Company shall operate the business of the Surviving Company in a manner that the board of directors of the Surviving Company deems, in its reasonable business judgment, to be in the best interests of the Surviving Company and the Parent, considered as a whole, and the Parent’s stockholders, (ii) after the Closing and until December 31, 2008, the Surviving Company shall have reasonable access to and use of the Parent’s sales and marketing teams, (iii) except as set forth in this Section 2.8, Parent is under no obligation to operate the Business with the sole goal of maximizing the Earnout Payment, and (iv) there is no assurance that Members will receive any specific Earnout Payment and the Parent has not promised or projected any specific amount.  Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) neither the Parent nor the Surviving Company shall take (or fail to take) any action if such action (or failure to take such action) could reasonably be expected to be materially adverse to the interests of the Parent or the Surviving Company, and (ii) any such action, to the extent that it negatively affects the amount of the Earnout Payment in any material respect, shall result in the Earnout Payment in the amount of $3,200,000 becoming immediately due and shall be payable no later than January 31, 2008.  The parties agree that during the Earnout Period all accounts receivable of the Company shall be collected in the ordinary course of business consistent with past practice.

(e)                                  The Earnout Payment shall be treated by the parties to this Agreement for all Tax purposes as part of the Merger Consideration being paid to the holders of the Merger Interests in exchange for such interests, and the parties shall report the transaction on their United States federal and state tax return in a manner consistent with this treatment (which, for the avoidance of doubt, shall include the Parent’s treatment of its acquisition of all of the Merger Interests as causing a termination of the Company as a partnership for U.S. Federal tax purposes that is followed by the purchase by the Parent of the assets of the Company).

(f)                                    Any revenue related to any contract assigned from Market Direct to the Company that is not recognizable as revenue by the Parent or the Surviving Corporation due to such contract not being properly assigned to the Company by Market Direct shall not be included in the calculation of the Earnout Payment.

2.9                               Post–Closing Bonus Payments.

(a)                                  On or prior to January 15, 2008, the Company shall pay to the employees of the Company set forth on Schedule 2.9, in accordance with the percentages set forth opposite such employees’ names on Schedule 2.9, an aggregate amount of $300,000 in cash (subject to required tax withholdings), but only to the extent that the revenues of the Business during the Earnout Period (as determined in accordance with Section 2.8) exceed $1,350,000.  If any employee listed on Schedule 2.9 is no longer employed by the Parent or the Surviving Company on December 31, 2007, then (i) such employee shall not be entitled to receive any amount pursuant to this Section 2.9(a), and (ii) the percentages of other employees set forth on Schedule 2.9 shall be proportionately increased to account for the removal of such former employee on a pro rata basis in accordance with their respective percentages.

(b)                                  On or prior to January 31, 2009, the Company shall pay to the employees of the Company set forth on Schedule 2.9, in accordance with the percentages set forth opposite such employees’ names on Schedule 2.9, an aggregate amount of $500,000 in cash (subject to required tax withholdings), but only to the extent that the revenues of the Business during the period from January 1, 2008 through December 31, 2008 (as determined in accordance with Section 2.8) exceed $3,500,000; provided, however, that the amount payable to the employees pursuant to this Section 2.9(b) shall be increased to $600,000 if the revenues of the Business during such period exceed $4,000,000.  If any employee listed on Schedule 2.9 is no longer employed by the Parent or the Surviving Company on December 31, 2008, then (i) such employee shall not be entitled to receive any amount pursuant to this Section 2.9(b), and (ii) the percentages of other employees set forth on Schedule 2.9 shall be proportionately increased to account for the removal of such former employee on a pro rata basis in accordance with their respective percentages.  The parties agree that during the Earnout Period all accounts receivable of the Company shall be collected in the ordinary course of business consistent with past practice.

(c)                                  Nothing in this Section 2.9 shall deem any employee listed on Schedule 2.9 to be an intended third party beneficiary under this Agreement and the Member Representative and the Parent shall have the right to amend such Schedule 2.9 by mutual written consent at any time.

(d)                                  Any revenue related to any contract assigned from Market Direct to the Company that is not recognizable as revenue by the Parent or the Surviving Corporation due to such contract not being properly assigned to the Company by Market Direct shall not be included in the calculation of revenue under this Section 2.9.

2.10                        Taxable Transaction.  The parties intend that for United States federal and state income tax purposes the Merger be treated as a taxable sale of the Merger Interests by the holders thereof, and as a taxable purchase of such Merger Interests by the Parent, in exchange for the Merger Consideration (which, for the avoidance of doubt, shall include the Parent’s treatment of its acquisition of all of the Merger Interests as causing a termination of the Company as a partnership for U.S. Federal tax purposes that is followed by the purchase by the Parent of the assets of the Company).  For these purposes and all other United States federal and state income tax purposes, the parties agree that the Parent Common Stock received at the Closing by the holders of the Merger Interests in the Merger shall be valued at an amount equal to the average of the highest and lowest selling prices for such shares on the Closing Date, as recorded on the Nasdaq Global Market.  Except as specifically set forth in this Agreement, no party has made or is making any representation to the other parties as to the tax treatment of the Transactions for United States federal income tax purposes or any other purposes.  Each party is relying on its own counsel with respect to such party’s tax treatment of the Transactions.

ARTICLE 3
CLOSING DELIVERABLES

3.1                               Closing.  The Closing shall be held at the offices of Cooley Godward Kronish LLP located at The Prudential Tower, 800 Boylston Street, 46th Floor, Boston, Massachusetts 02199-8001 at 10:00 a.m. Eastern Time on a date to be mutually agreed upon by the Parent and the Company.  Except as otherwise provided in the Transaction Documents, all proceedings to be taken and all documents to be executed at the Closing shall have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

3.2                               Closing Deliverables of the Company.  The obligation of the Buyer Parties to consummate the Merger and the other Transactions is subject to the satisfaction as of the Closing of each of the following conditions:

(a)                                  The third-party consents listed on Schedule 3.2, in a form reasonably satisfactory to the Parent, shall have been received on or prior to the Closing Date.

(b)                                  The Governmental Authorizations listed on Schedule 3.2, in a form reasonably satisfactory to the Parent, shall have been received on or prior to the Closing Date.

(c)                                  On the Closing Date, no unfavorable ruling shall have been issued, and there shall not be pending any Proceeding wherein an unfavorable ruling is likely to be issued by a Governmental Body that would (i) prevent consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following the Closing.

(d)                                  Since the date of the Most Recent Balance Sheet, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)                                  The Company shall have delivered to the Parent each of the following:

(i)                                    a certificate of the Secretary of the Company, in form reasonably satisfactory to the Parent, (x) setting forth resolutions of the Board of Managers of the Company authorizing the execution of the Transaction Documents to which it is a party and the taking of any and all actions deemed necessary or advisable to consummate the Transactions, (y) certifying that the form of Operating Agreement is in full force and effect, and (z) certifying that all requisite approvals of the Merger by the Members shall have been obtained in accordance with the Operating Agreement;

(ii)                                a good standing certificate for the Company from the Secretary of State of the State of Connecticut and good standing certificates for each jurisdiction in which the Company is qualified as a foreign entity, each dated no earlier than 10 days prior to the Closing Date;

(iii)                            the Escrow Agreement duly executed by the Member Representative on behalf of the Members;

(iv)                               a legal opinion of the Company’s counsel in a form reasonably acceptable to the Parent;

(v)                                   payoff and termination letters related to the line of credit with Chase National Bank;

(vi)                               an Employment Offer Letter duly executed by Clifford Sirlin;

(vii)                           the Non-Competition/Non-Solicitation Agreement duly executed by each person requested by the Parent;

(viii)                       a letter of transmittal, in a form mutually acceptable to the Member Representative and the Parent, duly executed by each Member (collectively, the “Transmittal Letters”);

(ix)                              evidence, reasonably satisfactory to the Parent, that the Company has paid bonuses to employees of the Company prior to the Closing in an aggregate amount satisfactory to the Parent;

(x)                                  Waiver and Release from Market Direct, in a form satisfactory to the Parent,  with respect to any rights it may have under any contracts not properly assigned to the Company;

(xi)                              Certification, in a form reasonably satisfactory to the Parent, of the non-foreign status of the Company pursuant to Treasury Regulation section 1.1445-2(b) and that 50% or more of the Company’s gross assets do not consist of United States real property interests pursuant to Treasury Regulation section 1.1445-11T(d); and

(xii)                          evidence, reasonably satisfactory to the Parent and its counsel, that the agreements listed on Schedule 3.2 have been terminated as of the Closing.

3.3                               Closing Deliverables of the Buyer Parties.  The obligation of the Company to consummate the Merger and the other Transactions is subject to the satisfaction as of the Closing of each of the following conditions:

(a)                                  On the Closing Date, no unfavorable ruling shall have been issued, and there shall not be pending any Proceeding wherein an unfavorable ruling is likely to be, issued by a Governmental Body that would (i) prevent consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following the Closing.

(b)                                  The Parent shall have delivered to the Member Representative the following:

(i)                                    a certificate of the Secretary of each Buyer Party, in form reasonably satisfactory to the Company, (x) setting forth resolutions of the board of directors and/or or other governing body of such Buyer Party authorizing the execution of the Transaction Documents to which it is a party and the taking of any and all actions deemed necessary or advisable to consummate the Transactions, (y) certifying that the organizational documents of such Buyer Party are in full force and effect, and (z) certifying that all approvals required to be obtained by the Buyer Parties in connection with the Merger have been obtained;

(ii)                                a good standing certificate for each Buyer Party from the Secretary of State of the state of organization of such Buyer Party, each dated no earlier than 10 days prior to the Closing Date;

(iii)                            the Escrow Agreement duly executed by the Parent;

(iv)                               an Employment Offer Letter with respect to Clifford Sirlin, duly executed by the Surviving Company; and

(v)                                   A letter to the Parent’s transfer agent instructing the same to deliver stock certificates evidencing Parent Common Stock representing Stock Merger Consideration payable to the Members pursuant to this Agreement.

3.4                               Merger Filings.  At the Closing, the Company shall execute and deliver to the Parent, and the Parent shall cause Merger Sub to execute and deliver to the Company, the Articles of Merger and Certificate of Merger, as applicable, and such other instruments required by the CTLLCA and the DLLCA to complete the Merger and the other Transactions.  Subject to the provisions of this Article 3, at Closing the Parent shall cause the Articles of Merger to be filed as provided in Section 1.2 and the Company, the Parent and Merger Sub agree to take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer Parties that, except as set forth in the Schedules (which Schedules shall reference the specific representation and warranty to which the disclosure relates), as of the date hereof, the statements contained in this Article 4 are true.

4.1                               Authority; Authorization; Enforceability.  The Company has the power and authority to enter into Transaction Documents to which it is a party, to perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions.  This Agreement and each other Transaction Document to which the Company is a party have been duly and validly executed and delivered by the Company.  This Agreement and each other Transaction Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The Company has delivered to the Parent true and complete copies of the Operating Agreement and the Articles of Organization.  The Board of Managers and Members have approved this Agreement and the Merger in accordance with the Articles of Organization, the Operating Agreement and the CTLLCA.

4.2                               No Conflict.  Except as set forth on Schedule 4.2, neither the execution and delivery of any Transaction Document to which the Company is a party nor the consummation or performance of the Transactions by the Company will (i) contravene, conflict with, or result in a violation of or default under any provision of the Articles of Organization or the Operating Agreement, (ii) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to which the Company, or any of the assets owned by the Company is subject, or (iii) violate or conflict with in any material respect, or result in a material default under, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, or result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets owned, leased or licensed by the Company.

4.3                               Governmental Approvals.  No action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by the Company of any Transaction Document to which it is a party or the consummation by the Company of the Transactions.

4.4                               Voting Agreements.  Except as set forth in the Operating Agreement, (x) there are no voting trust agreements, powers of attorney, member or similar agreements, proxies or any other contracts relating to the sale, transfer, purchase, redemption, voting, distribution or dividend rights or disposition of any of the Shares or otherwise granting any Person any right in respect of the Shares (each a “Rights Agreement”) to which the Company is a party or otherwise imposed by or through the Company, (y) to the Knowledge of the Company, there are no other Rights Agreements, and (z) other than the Operating Agreement and restrictions imposed by applicable federal and state securities laws, there are no existing restrictions on the transfer of the Shares imposed by or through the Company or, to the Knowledge of the Company, any other such existing restrictions.

4.5                               Corporate Matters.  The Company is a limited liability company validly existing and in good standing under the laws of the State of Connecticut.  The Company has the necessary limited liability company power and authority to own or lease its properties and assets as and where currently owned or leased and to conduct the Business as now being conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.

4.6                               Documentation.  The ownership record books of the Company (copies of which have been made available for inspection by the Parent and its Agents) are true and complete in all material respects.

4.7                               Capitalization.  50,000,000 Common Shares and 1,000,000 Series A Preferred Shares (each as defined in the Operating Agreement) have been authorized for issuance.  734,235 Series A Preferred Shares and 3,465,765 Common Shares are issued and outstanding as of the date of this Agreement.  Except as set forth on Schedule 4.7, (x) the Shares constitute all the issued and outstanding ownership interests of the Company, of whatever class, series or designation and (y) there are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Company is or may become obligated to issue or sell any ownership interests or other securities of the Company.  Except as set forth on Schedule 4.7, there is no outstanding contract of the Company or, to the Knowledge of the Company, any other Person, to purchase, redeem or otherwise acquire any of the Shares.  Except as set forth on Schedule 4.7, there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the equity securities of the Company.  Schedule 4.7 sets forth a calculation of the portion of the Merger Consideration applicable to each Merger Interest after taking into consideration the priority that would be enjoyed by each Merger Interest in distributions of liquidation proceeds to the members of the Company in accordance with the provisions of the Operating Agreement.

4.8                               Subsidiaries.  The Company has no subsidiaries.  There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Company is or may become obligated to form any other entity or to issue or sell any equity interests in any other entity.  The Company does not own and is not a party to any Contract to acquire any equity securities or securities of any Person or any direct or indirect equity or ownership in any other business.

4.9                               Tangible Personal Property.  All of the material tangible personal property reflected on the Most Recent Balance Sheet or otherwise used by the Company in the operation of the Business is either (x) owned by the Company or (y) leased pursuant to valid leasehold interests, in each case free and clear of all Liens, other than Permitted Liens.

4.10                        Leased Real Estate.  Schedule 4.10 sets forth a list of all Real Property Leases.  Except as otherwise set forth on Schedule 4.10:

(a)                                  each Real Property Lease is a valid and binding obligation of the Company, enforceable against the Company and to the Knowledge of the Company, enforceable against any other party to such Real Property Lease, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity);

(b)                                  The Company is not, and to the Knowledge of the Company, no other party to any such Real Property Lease is, in breach or default under such Real Property Lease, except for such defaults and events as to which requisite waivers or consents have been obtained; and

(c)                                  The consummation of the Transactions does not require the consent of any landlord, sub-landlord or other Person under any such Real Property Lease other than consents that have been obtained.

4.11                        Owned Real Estate.  The Company does not own any real property.

4.12                        Proceedings.  There is no Proceeding against the Company pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of the Company, threatened against the Company, any of its properties or any of its respective officers, members, managers, or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or the Transactions; and to the Knowledge of the Company, there is no basis for any such Proceeding.  There is no Order against the Company, or any of its respective officers, members, managers or directors (in their capacity as such), that could prevent, enjoin or alter or delay the Transactions.  The Company does not have any litigation threatened against any other party.

4.13                        Intellectual Property.

(a)                                  Schedule 4.13 contains a complete and correct list, as of the date hereof, of all patents and patent applications, trademark registrations and applications, and copyright registrations and applications owned by the Company, the “Listed Intellectual Property”).  Besides the Listed Intellectual Property, the Company does not own any other material intellectual property rights.

(b)                                  Except as set forth on Schedule 4.13, the Company owns or has the right to use, without payment of a royalty, license fee or similar fee to any other party, and without any other restrictions whatsoever, the patents, trademarks, trade names, copyrights, trade secrets and other intellectual property rights used by the Company in the Business (collectively, the “Company Intellectual Property”).  To the Knowledge of the Company, the conduct of the Business does not infringe on the intellectual property rights of any Person and the Company is not aware of any Person infringing its rights in Company Intellectual Property.

(c)                                  Except as set forth on Schedule 4.13, no Proceedings are pending or, to the Knowledge of the Company, threatened against the Company by any other Person before any Governmental Body challenging or questioning either the right of the Company to use, or the validity of, any Company Intellectual Property.

(d)                                  Except as set forth on Schedule 4.13, the Company has not received a claim from another Person alleging the right to use in an otherwise infringing manner any Company Intellectual Property.

(e)                                  The consummation of the Transactions shall not alter, impair or otherwise affect any rights or obligations of the Company in any of the Company Intellectual Property, and as of the Closing Date, the Company shall have all of its rights thereto without modification or impairment.

(f)                                    The Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property owned by the Company and to maintain in confidence all trade secrets owned or used by the Company in the Business.

4.14                        Financial Statements.  The Company has delivered true and complete copies of the following financial statements to the Parent (the “Financial Statements”), (x) the unaudited balance sheet of the Company as of December 31, 2006 (including the notes thereto), and the related unaudited statements of operations, members’ equity and cash flows of the Company for the year ended December 31, 2006, and (y) the unaudited balance sheet of the Company as of June 30, 2007 (the “Most Recent Balance Sheet”) and the related unaudited statements of operations and cash flows of the Company for the six (6) months then ended (“Interim Financial Statements”).  Except as set forth on Schedule 4.14, (i) the Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated in any notes thereto), (ii) each of such balance sheets fairly presents in all material respects the financial position of the Company referred to therein as of its respective date and (iii) each of such statements of operations and cash flows fairly presents in all material respects the results of operations of the Company for the period covered thereby; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes.

4.15                        Taxes.  Except as set forth on Schedule 4.15:

(a)                                  All Returns required to be filed by the Company for all Taxable Periods have been duly and timely (within any duly requested applicable extension periods) filed with the Internal Revenue Services and with the appropriate Tax Authorities in each state where the Company maintains an office.  All of the Taxes of the Company have been paid (whether or not shown on such Returns).  All such Returns are correct and complete in all material respects.  The Company has set up adequate reserves for the payment of all Taxes not yet due and payable.  All Taxes that the Company is required by any Legal Requirement to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.

(b)                                  There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company by any Tax Authority for any alleged deficiency or underpayment in Taxes.

(c)                                  The Company has not (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remain outstanding, (ii) applied for a ruling relative to Taxes or (iii) entered into a closing agreement with any Tax Authority.

(d)                                  To the Knowledge of the Company, none of the Returns of the Company has been or is currently being examined by any Tax Authority.  There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which the Company has received notice.  The Parent has been provided complete and correct copies of all foreign, federal and state income Returns of the Company and descriptions of all federal, state, local and foreign examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since the date of its formation.

(e)                                  The Company has no actual or potential liability for any Taxes of any Person as a transferee or successor, pursuant to any contractual obligation,  and the Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.  The Company is not liable for the Taxes of any other Person except by operation of the Code or similar provisions of state or local law.  For purpose of this Section 4.15(e), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company, and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company in the ordinary course of business.

(f)                                    The Company is, and since its formation has, been classified as a partnership for United States federal, state and local Tax purposes and is not, and has never been a “publicly traded partnership” for purposes of §7704 of the Code.  No Person has made an election for the Company to be treated as an association taxable as a corporation for federal, state or local income tax purposes.

(g)                                 Schedule 4.15 contains a list of all jurisdictions in which the Company currently files Returns or pays Taxes.  No claim which currently remains unresolved has been made in writing by a Governmental Body in a jurisdiction where the Company does not file Returns or pay Tax that the Company currently is or may be subject to taxation by that jurisdiction and the Company does not have a permanent establishment in any foreign country or operates or conducts a business through a branch in any foreign country.

(h)                                 There are no liens for Taxes upon any asset of the Company other than with respect to Taxes not yet due and payable.

(i)                                    The Company has not ever entered into, or taken any deduction or received any Tax benefit arising with respect to, any “reportable transaction” as defined in §6707A(c) of the Code (or any comparable provision of state Tax law).

(j)                                    Each Member is a “United States person” within the meaning of §7701(a)(30) of the Code.

(k)                                For purposes of this Section 4.15, any reference to the Company shall be deemed to include any entity that merged or was liquidated into such Person.

(l)                                    The Company has not granted any options to its employees to purchase membership interests in the Company.

4.16                        Material Contracts.  Schedule 4.16 sets forth a list of all Material Contracts.  Except as set forth on Schedule 4.16, (x) each Material Contract is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity), (y) the Company is not in breach or default under any Material Contract, and, to the Knowledge of the Company, no other party thereto is in breach or default under any Material Contract, and (z) the Company has not received notice that any other party to such Material Contract has terminated any such Material Contract.

4.17                        Employees.  The Company has provided the Parent with (w) the name and total compensation of each employee of the Company, (x) all increases in wage or salary for, or bonuses received by, such persons from the Company since December 31, 2006 with respect to the period beginning January 1, 2007 until the date hereof, (y) any increase in wage or salary or any bonus, or any promise (whether written or otherwise) of an increase in wage or salary or of any bonus, to be paid after the date hereof and (z) any bonus or similar incentive plan in which any employee of the Company is a participant.  The Company is not in default of any wage, salary or bonus obligations described in this Section 4.17.  No employee of the Company has notified, and to the Knowledge of the Company, no employee intends to notify any member of the Company that such employee has terminated or intends to terminate such employee’s employment with the Company during the next 12 months.

4.18        Labor and Employment Matters.

(a)                                  Except as set forth on Schedule 4.18, (i) the Company is not in material violation of any Legal Requirement pertaining to employees or employment matters, and (ii) the Company is not party to any collective bargaining agreement or other labor union contract applicable to any of its employees, and there are no strikes, slowdowns, work stoppages, lockouts, or to the Knowledge of the Company, threats thereof by or with respect to any such employees.

(b)                                  Except as set forth on Schedule 4.18, (i) the Company has no contract or agreement that alters any right to terminate at will the employment of each of its employees and (ii) the Company has the right to terminate the engagement of any of its independent contractors at any time, in either case without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.

(c)                                  Except as set forth on Schedule 4.18, the Company is not a party to or bound by any termination or severance agreements, change of control agreements or any other contracts respecting the terms and conditions of employment of any officer, employee or former employee of the Company, and no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the Transactions, solely or together with any other event, including a subsequent termination of employment.

(d)                                  Except as set forth on Schedule 4.18, there are no charges, complaints or controversies pending or, to the Knowledge of the Company, threatened, between the Company, and any of its employees, former employees or applicants which charges, complaints or controversies have resulted or could reasonably be expected to result in any Proceeding before any agency, court, or tribunal.  The Company has not received notice, nor to the Knowledge of the Company does any Governmental Body responsible for enforcement of labor or employment laws intend to conduct any investigation with respect to the Company, and no such investigation is in progress.

(e)                                  To the Knowledge of the Company, no employees of the Company are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any restrictive covenant to any former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others

(f)                                    True and complete copies of personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company have been made available to Parent.

4.19                        Employee Benefit Plans; ERISA.

(a)                                  The Company does not maintain, contribute to, or have any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of

§3(3) of ERISA, or any other retirement, profit sharing, stock option, stock bonus or deferred compensation, severance, sick leave or other plan or arrangement providing benefits to current or former employees, officers or directors, in each case whether or not terminated, of the Company (a “Non-ERISA Plan” and, collectively, with all ERISA Plans, the “Benefit Plans”).  All Benefit Plans are being maintained and operated in accordance with all Legal Requirements applicable to such plans and the terms and conditions of the respective plan documents.  The IRS has issued, or is deemed to have issued, a favorable determination letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of §401(a) of the Code.  No ERISA Plan is subject to Title IV or §302 of ERISA or §412 of the Code.  No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of §4063 of ERISA.  Except for continuation coverage as required by §4980B of the Code or by applicable state insurance Legal Requirements, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

(b)                                  The Company has delivered to the Parent, to the extent applicable, correct and complete copies of the current plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Reports and all accompanying schedules, and all related trust agreements, insurance contracts and other funding arrangements which implement each Benefit Plan.

(c)                                  All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made within the time period prescribed by ERISA to each ERISA Plan which is an Employee Pension Benefit Plan (within the meaning of §3(2) of ERISA).

(d)                                  Neither the Company nor any trustee or administrator of any such ERISA Plan, has engaged in any transaction with respect to such ERISA Plan which would subject the Company to either a civil penalty assessed pursuant §502(i) of ERISA or Tax or penalty on prohibited transactions imposed by §4975 of the Code.  No Proceedings with respect to the assets of any such ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened by or before any Governmental Body.

(e)                                  Each Benefit Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS to be so qualified and has been so qualified in form and operation during the period since its adoption, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code.

(f)                                    The Controlled Group does not maintain or contribute and has never maintained or contributed to or otherwise participated in a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code, nor is or was the Controlled Group a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code.

(g)                                 Each Benefit Plan does not (i) provide for non-terminable or non-alterable benefits for employees, dependents or retirees or (ii) provide any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable law (herein collectively referred to as “COBRA”); and no condition exists that would prevent Parent from amending or terminating any Benefit Plan in accordance with the requirements of ERISA and the Code.

(h)                                 Full and timely payment has been made of all amounts which the Controlled Group is required, under applicable law or under any Benefit Plan, to have paid as a contribution.

(i)                                    The Company does not maintain any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

4.20                        Absence of Certain Changes and Events.  Except as set forth on Schedule 4.20, since June 30, 2007, (i) the Company has conducted its business in the ordinary course consistent with past practices, and, (ii) there has not been:

(a)                                  any Material Adverse Effect;

(b)                                  any issuance or grant of any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company outside of the ordinary course of business;

(c)                                  any recapitalization, reclassification, split or like change in the capitalization of the Company;

(d)                                  any amendment of the organizational documents of the Company, including the Operating Agreement;

(e)                                  (i) an increase in the compensation of officers and directors of the Company, except in the ordinary course of business, or (ii) any grant of any extraordinary bonus to any employee, director or consultant of the Company;

(f)                                    the creation of any Lien other than Permitted Liens;

(g)                                 the sale, assignment, transfer, conveyance, lease or other disposition of any of the properties or assets of the Company except in the ordinary course of business;

(h)                                 the acquisition of any properties or assets or the entering into commitments for capital expenditures of the Company except those that do not exceed $20,000 for any individual acquisition or commitment and $20,000 for all acquisitions and commitments in the aggregate;

(i)                                    except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, any investments in or loans to, or payment of any fees or expenses to, or the entering into or modification of any contract with, the Members or any of their respective Affiliates;

(j)                                    the commencement of any contract which materially restricts the ability of the Company to compete with, or conduct, any business or line of business in any geographic area;

(k)                                any making, revoking or changing of any material Tax election, amending of any material Tax Return or settling or compromise of any material Tax Liability;

(l)                                    any making of any payments outside the ordinary course of business for purposes of settling any dispute;

(m)                              any entering into of any transaction with any Member, manager, officer, director, employee or any Affiliate or family member of such Person;

(n)                                 the creation of any Indebtedness;

(o)                                  any termination of any Material Contract or waive release or assignment of any rights or claims under any Material Contract;

(p)                                 failure to file any Tax Return when due or failure to cause each such Tax Return when filed to be true, complete and correct or fail to pay any Taxes when due;

(q)                                 the hiring of any new employee;

(r)                                  any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP; or

(s)                                  any agreement, understanding or commitment (whether written or otherwise) to do any of the foregoing.

4.21                        Environmental, Health and Safety Matters.

(a)                                 The Company is in compliance with all Environmental, Health and Safety Laws.  The Company holds and is in compliance with all Governmental Authorizations required to be held by the Company under Environmental, Health and Safety Laws;

(b)                                 The Company has not received written notice from any third party, including any Governmental Body, that the Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B;

(c)                                  No off-site location at which the Company has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list;

(d)                                 The Company has not released any Materials of Environmental Concern at or from any Leased Real Estate; and

(e)                                  The Company does not own or operate any underground storage tanks located on any Leased Real Estate or elsewhere.  To the Knowledge of the Company, no underground storage tanks are located on the Leased Real Estate that contain or previously contained any Materials of Environmental Concern.

4.22                        Insurance.  Schedule 4.22 sets forth a list of all insurance policies owned or held by the Company in the ordinary course of business for the current period that includes the date hereof under which the Company is the primary insured, other than policies or insurance related to the Benefit Plans (the “Insurance Policies”).  All of the Insurance Policies are in full force and effect.  Since the respective dates of the Insurance Policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company.  Except as set forth on Schedule 4.22, the Company has no self-insurance or co-insurance programs.

4.23                        Compliance With Legal Requirements; Governmental Authorizations.  Except with respect to (x) Intellectual Property matters (which are addressed in Section 4.13), (y) employment and labor matters (which are addressed in Sections 4.17, 4.18 and 4.19) and (z) Environmental, Health and Safety matters (which are addressed in Section 4.21), (i) the Company is in compliance with all Legal Requirements, (ii) no written notice from any Governmental Body has been received by the Company nor, to the Knowledge of the Company, is any Proceeding threatened or pending with respect to any alleged violation by the Company of any Legal Requirement, (iii) the Company has all Governmental Authorizations required by all applicable Legal Requirements in the operation of the Business and all such Governmental Authorizations are in full force and effect, (iv) the Company is in compliance with such Governmental Authorizations, and (v) to the Knowledge of the Company, no suspension or cancellation of any such Governmental Authorization is threatened and there is no basis for believing that such Governmental Authorizations will not be renewable upon expiration thereof, and (vi) each such Governmental Authorization will continue in full force and effect immediately following the Closing.

4.24                        Brokers; Agents.  The Company has not dealt with any agent, finder, broker or other representative in any manner which could result in the Parent or the Surviving Company being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the Transactions.

4.25                        Affiliate Transactions.  Except as set forth on Schedule 4.25 and except for (x) normal advances for business expenses to employees consistent with past practice, (y) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice, (z) participation in the Benefit Plans by employees, the Company has no further obligations pursuant to any management, consulting or similar agreement with any officer, director, 1% or greater member, shareholder or Affiliate of the Company.

4.26                        No Undisclosed Liabilities.  The Company has no liabilities except for (i) liabilities reflected in the Most Recent Balance Sheet, and (ii) liabilities incurred after June 30, 2007 in the ordinary course of business  consistent with past practice.  There are no off balance sheet arrangements to which the Company is a party or otherwise involving the Company.

4.27                        Data Security and Privacy.  The Company has implemented reasonable steps to protect, physically and electronically, its information assets and data from unauthorized disclosure, use or modification.  There have been no breaches of security adversely affecting the Company’s information assets or data in the last three (3) years.  The Company has collected, maintained and used its data at all times in accordance with all Legal Requirements applicable to the Company, including those relating to privacy.

4.28                        Internal Controls.  The Company (x) makes and keeps accurate books and records that fairly reflect the transactions and dispositions of assets of the Company, and (y) maintains internal accounting controls which provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of its financial statements, (ii) receipts and expenditures are made only in accordance with general or specific authorizations of managers of the Company, and (iii) access to its assets is permitted only in accordance with general or specific authorizations of management of the Company.

4.29                        Propriety of Past Payments.  (w) No unrecorded fund or asset of the Company has been established for any purpose, (x) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (y) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment, and (z) none of the Company, any member, manager, officer, employee, agent or director of the Company or any other person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any member or manager of the Company, the Company or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any member or manager of the Company, the Company or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any member or manager of the Company, the Company or any Affiliate of the Company, or (iv) otherwise for the benefit of any member or manager of the Company, the Company or any Affiliate of the Company in violation of any Legal Requirement.  None of the Company or any current manager, officer, agent, employee or other person acting on behalf of the Company, has (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

4.30                        Exclusivity of Representations.  Except for the representations and warranties made by the Company in this Agreement, the Company makes no other representations or warranties, express or implied, regarding the Transactions, the Company, any of its Members or managers.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby jointly and severally represent and warrant to the Company that, except as set forth in the Schedules (which Schedules shall reference the specific representation and warranty to which the disclosure relates), as of the date hereof, the statements contained in this Article 5 are true.

5.1                               Authority; Authorization; Enforceability.  The Parent is a corporation validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a limited liability company validly existing and in good standing under the laws of the Sate of Delaware.  Each Buyer Party is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a material adverse effect on such Buyer Party.  Each Buyer Party has the corporate power and authority to own or lease its properties and assets and to carry on all business activities currently conducted by it.  Each Buyer Party has the corporate power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions.  The execution and delivery of the Transaction Documents to which each Buyer Party is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of such Buyer Party, as applicable.  This Agreement and each other Transaction Document to which each Buyer Party is a party have been duly and validly executed and delivered by an authorized representative of such Buyer Party.  This Agreement and each other Transaction Document to which each Buyer Party is a party constitute the legal, valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).  Each Buyer Party has delivered to the Company true and complete copies of its organizational documents.

5.2                               No Conflict.  Neither the execution and delivery of the Transaction Documents by each Buyer Party nor the consummation or performance of the Transactions by such Buyer Party will (x) contravene, conflict with, or result in a violation of or default under any provision of the certificate of incorporation, by-laws or other organizational documents of such Buyer Party, (y) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to which such Buyer Party, or any of the assets owned by such Buyer Party, is subject, or (z) violate or conflict with in any material respect, or result in a material default under, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which such Buyer Party is subject.

5.3                               Governmental Approvals.  Except as set forth on Schedule 5.3, no action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by each Buyer Party of any Transaction Document to which it is a party or the consummation by such Buyer Party of the Transactions.

5.4                               Proceedings.  There is no Proceeding pending against or relating to any Buyer Party which, if determined adversely to such Buyer Party could affect the ability of such Buyer

Party to perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions.

5.5                               Compliance With Legal Requirements; Governmental Authorizations.  Each Buyer Party is in material compliance with all Legal Requirements.  No written notice from any Governmental Body has been received by any Buyer Party nor, to the knowledge of such Buyer Party, is any Proceeding threatened or pending with respect to any alleged violation by such Buyer Party of any Legal Requirement that could affect the ability of such Buyer Party to perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions.  Each Buyer Party (i) has all Governmental Authorizations required by all applicable Legal Requirements in the operation of its business and all such Governmental Authorizations are in full force and effect, (ii) is in compliance with all such Governmental Authorizations, and (iii) to the knowledge of such Buyer Party, no suspension or cancellation of any such Governmental Authorization is threatened and there is no basis for believing that such Governmental Authorizations will not be renewable upon expiration thereof.

5.6                               Issuance of Parent Common Stock.  All shares of Parent Common Stock that are issued to Members pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be duly and validly issued free and clear of any Liens, fully paid and non-assessable, (ii) subject to the accuracy of the representations in the Letter of Transmittal, will be issued and delivered in compliance with all applicable Legal Requirements (including federal and state securities laws), and (iii) will be entitled to all rights, preferences and privileges described in the Parent’s organizational documents.  All corporate action on the part of the Parent by its officers, directors and stockholders necessary for the authorization and issuance of Parent Common Stock to Members in accordance with the terms of this Agreement has been taken, and no further consent or authorization of the Parent, its directors, stockholders, any Governmental Body or organization or any other person or entity is required.

5.7                               SEC Documents.  The Parent is subject to the reporting requirements of the Exchange Act and has timely filed (subject to any permitted extensions for which the Parent has timely filed) with the SEC all reports, schedules, registration statements and definitive proxy statements that the Company was required to file with the SEC on or after its initial public offering (collectively, the “SEC Documents”).  Except for the transactions contemplated by this Agreement, the Parent is not aware of any event that would require the filing of, or with respect to which the Parent intends to file, a Current Report on Form 8-K after the Closing.  Each SEC Document, as of the date of the filing thereof with the SEC, complied with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations promulgated thereunder and, as of the date of such filing, such SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except as described on Schedule 5.7, all documents required to be filed as exhibits to the SEC Documents have been filed as required.

5.8                               Parent Common Stock Registration; Listing.  Except as described on Schedule 5.8 hereto, (i) the Parent currently meets the continuing eligibility requirements for listing on the

Nasdaq Global Market, and (ii) the Parent has not received any notice from Nasdaq, the NASD or any other Person that it may not currently satisfy such requirements or that such continued listing of the Parent Common Stock on the Nasdaq Global Market is in any way threatened.  The Parent has taken no action designed to, or which, to the knowledge of the Parent, may have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or the delisting of the Parent Common Stock from the Nasdaq Global Market.

5.9                               Brokers; Agents.  None of the Buyer Parties or any of their respective Affiliates has dealt with any agent, finder, broker or other representative in any manner which could result in the Members, the Company or any of its Affiliates being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the Transactions.

5.10                        Sufficient Funds.  Immediately prior to or at the Closing, the Buyer Parties will have the financial capability to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

5.11                        Exclusivity of Representations.  Except for the representations and warranties made by the Buyer Parties in this Agreement, the Buyer Parties make no other representations or warranties, express or implied, regarding the Transactions, the Buyer Parties, any of their members, stockholders, directors or managers.

ARTICLE 6
POST-CLOSING COVENANTS

6.1                               Records and Personnel.

(a)                                  The Member Representative may, following the Closing, retain copies of the Company’s Records, including Records stored on computer disks or tapes or any other storage medium, as the Member Representative is reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Members or the Company.  The Parent shall cause the Surviving Company to retain (i) the pre-Closing Records of the Company for a period of at least three (3) years following the Closing, and (ii) post-Closing Records of the Surviving Company in accordance with the Surviving Company’s standard records retention policy.  Following the expiration of such three (3) year period, the Surviving Company may dispose of any Company Records provided that the Parent gives the Member Representative at least thirty (30) days’ prior written notice of any such disposition, and if requested by the Member Representative, delivers any such Records as the Member Representative may request.  During the period in which the Surviving Company maintains such Records, upon reasonable notice and request by the Member Representative, the Surviving Company, during normal business hours, shall permit the Member Representative or any of its Agents to examine, copy and make extracts from all Records, at the cost and expense of the Member Representative, as the Member Representative and such Agents are reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Members or the Company.

(b)                                  The Parent shall also cause the Surviving Company to make employees of the Surviving Company available to the Member Representative and its Agents at such employees’ normal business location and during such employees’ normal business hours to provide such assistance to the Member Representative as may be reasonably requested by the Member Representative from time to time in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Members or the Company.

6.2                               Cooperation.  The parties hereto shall reasonably cooperate with each other and shall cause their respective Agents to cooperate with each other following the Closing to ensure the orderly transition of the ownership of the Company and the Business to the Parent and to minimize any disruption to the Business that might result from the Transactions.  From time to time after the Closing, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the Transactions.

6.3                               Publicity.  Following the Closing, each party may disclose the general terms of the Transactions or such other information as is required by Legal Requirements or stock exchange rules.

6.4                               Audit; Pro Forma Financial Statements.  The Member Representative will, and will use reasonable best efforts to cause the Members to, cooperate with the Parent and the Surviving Company and their independent accountants, in connection with the preparation of an audit of the Company’s financial statements and preparation of any required pro forma financial statements.  Such cooperation will include but not be limited to access to such information as the Parent, the Surviving Company and/or their independent accountants shall reasonably request.  The Member Representative acknowledges that in connection with the consummation of the transactions contemplated in this Agreement, the Parent is required to file with the SEC, within 75 days of the Closing, a Current Report on Form 8-K containing audited financial statements and pro forma financial statements complying with the rules and regulations of the SEC and therefore time is of the essence.  The Parent shall pay the fees and expenses of its independent accountants to perform such audit; provided, however, that if such fees and expenses are increased because of the failure of any Member to cooperate with the Parent, the Surviving Company and/or their independent accountants, then the Members shall indemnify the Parent for any such increase in fees and/or expenses.  Any amounts to be paid to the Parent by the Members pursuant to this Section 6.4 shall be paid from the Escrowed Stock.

6.5                               Stock Transfers; Removal of Legend; SEC Filings.

(a)                                  At any time after a Member becomes eligible to sell any of its Parent Common Stock pursuant to Rule 144 and any stock certificate representing such Parent Common Stock has a legend or other language that restricts the transfer of such stock certificate (a “Restricted Stock Certificate”), such Member may deliver written notice to the Parent that such Member desires to sell any of such Parent Common Stock pursuant to Rule 144.  Upon receipt of such notice and any information that is required to confirm that such Member is entitled to sell such Parent Common Stock pursuant to Rule 144, the Parent shall promptly take such action as is necessary to cause one or more stock certificates (as specified by such Member) representing such Parent Common Stock that do not have any such legend or restrictive language to be issued to Member (or its designee) in exchange for the Restricted Stock Certificate representing such Parent Common Stock (such action shall include causing its counsel to issue any required opinions and causing its transfer agent to issue one or more new stock certificates representing such Parent Common Stock).

(b)                                  With a view to making available to the Members the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Member to sell Parent Common Stock to the public without registration, the Parent shall (x) make and keep public information available at all times after the Closing, as those terms are understood and defined in Rule 144, (y)  file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act, and (z) furnish to any holder of Parent Common Stock, so long as such holder owns any Parent Common Stock, forthwith upon request (i) a written statement by the Parent that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Parent and such other reports and documents so filed by the Parent, and (iii) such other information as may be reasonably requested in availing any such holder of any rule or regulation of the SEC that permits the selling of any Parent Common Stock pursuant to Rule 144.

6.6                               Licenses and Permits.  To the extent that it is determined post-Closing that any additional Governmental Authorizations are required to operate the Business, the Member Representative will, and will use reasonable best efforts to cause the Members to, cooperate with the Parent and the Surviving Company and its attorneys, in obtaining any such additional Governmental Authorizations.

6.7                               Assignment of Contracts.  The Member Representative will, and will use reasonable best efforts to cause the Members to, cooperate with the Parent and the Surviving Company and its attorneys, in obtaining any consents that Parent reasonably determines are required in connection with any intended assignment of contracts from Market Direct to the Company prior to the Closing.

6.8                               Line of Credit.  The Member Representative will, and will use reasonable best efforts to cause the Members to, cooperate with the Parent and the Surviving Company and its attorneys, in obtaining the termination of any outstanding line of credit or credit agreements of the Company.

ARTICLE 7
INDEMNIFICATION

7.1                               Survival.

(a)                                  The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing; provided that:

(i)                                    all covenants and agreements shall survive until fully performed;

(ii)                                in the case of Tax matters, Benefit Plans or Environmental Health and Safety Laws, all related representations and warranties shall survive until 30 days following the expiration of the statutory period of limitations applicable to claims pertaining to such matters, if later (giving effect to any waiver, mitigation or extension thereof); and

(iii)                            the representations and warranties set forth in Sections 4.1, 4.5,  4.7, 4.24, 5.1 and 5.6 shall survive the Closing without limitations.

(b)                                  Notwithstanding anything contained in the Transaction Documents to the contrary, any Claim based upon a breach of a representation, warranty, agreement or covenant which is made in writing prior to the expiration of the applicable survival period shall survive such expiration until resolved or judicially determined.

7.2                               Indemnification by the Members.

(a)                                  Subject to the limitations, conditions and restrictions set forth in this Agreement, each Member and its successors and assigns shall indemnify and defend the Buyer Indemnified Parties and hold them harmless from and against any and all Losses incurred or suffered by them to the extent resulting from or arising out of (i) any breach of any representation or warranty made by the Company in the Transaction Documents (other than clause (iii) of Section 4.23), (ii) any breach or non-fulfillment of any agreement or covenant of the Company contained in the Transaction Documents, (iii) any suit or Proceeding arising from the sales or marketing activities prior to the Closing, (iv) any Company Transaction Expenses incurred after the Closing, (v) the failure of the Company to have made any withholding required under applicable Tax law, (vi) the breach of clause (iii) of Section 4.23, (vii) any claim under the last sentence of each of Section 8.3(b) and Section 8.4, (viii) the failure of the Company to have obtained or obtain proper assignment from Market Direct of any contract relating to the Business, and (ix) any amounts due to the Parent pursuant to Sections 2.4 and 6.4 that are not paid when due and payable pursuant to this Agreement.

(b)                                  Subject to the limitations, conditions and restrictions set forth in this Agreement, each Member shall indemnify and defend the Buyer Indemnified Parties and hold them harmless from and against any and all Losses incurred or suffered by them to the extent resulting from or arising out of (i) any breach of any representation, warranty or covenant made by such Member in its Transmittal Letter and (ii) any failure of such Member to have good, valid and marketable title, free and clear of all Liens, to the Merger Interests issued in the name of such Member.

7.3                               Indemnification by the Buyer Parties.  Subject to the limitations, conditions and restrictions set forth in this Agreement, each Buyer Party and its successors and assigns, jointly and severally, shall indemnify and defend the Company Indemnified Parties and hold them harmless from and against any and all Losses incurred or suffered by them to the extent resulting from or arising out of (i) any breach of any representation or warranty made by the Buyer Parties in the Transaction Documents, (ii) any breach or non-fulfillment of any agreement or covenant of the Buyer Parties contained in the Transaction Documents, and (iii) any amounts due to the

Members pursuant to Sections 2.4 and 2.9 that are not paid when due and payable pursuant to this Agreement.

7.4                               Procedure Relative to Indemnification.

(a)                                  In the event that any Buyer Indemnified Party or Company Indemnified Party shall claim that it is entitled to be indemnified, defended or held harmless pursuant to the terms of this Article 7 (each, a “Claim”), such party (the “Claiming Party”) shall notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Proceeding, demand or assessment or otherwise has received notice or become aware of any claim that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party (provided that in the event of a delay in giving such notice, the Indemnifying Party shall not be relieved of its indemnification obligations hereunder unless it is materially prejudiced thereby).  The Claim Notice shall specify the breach of representation, warranty, agreement or covenant claimed by the Claiming Party and the Losses incurred by, or actually or potentially imposed upon, the Claiming Party on account thereof.  If such Losses are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party.  If the amount is not liquidated, the Claim Notice shall so state and in such event a Claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party.

(b)                                  The following provisions shall apply to Claims of the Claiming Party which are based upon a claim by a third-party (a “Third-Party Claim”) (including any form of Proceeding filed or instituted by any Governmental Body), except as otherwise provided in Article 8 with respect to Tax Audits:

(i)                                    The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party.  The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense.  The Indemnifying Party shall have the right to settle and compromise such Third-Party Claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed).  Notwithstanding anything to the contrary contained herein, if the Parent determines in its reasonable judgment that (x) there is a probability that the amount of Loss will be greater than the total amount of Merger Consideration previously paid to the Founders (including Escrowed Stock that has not been paid to the Parent), (y) the Claims include claims seeking equitable or other non-monetary relief, or (z) there is a probability that a Third-Party Claim may materially adversely affect its rights to conduct the Business after the Closing Date, then the Parent may, by written notice to the Member Representative, assume the exclusive right to control, defend, compromise, or settle such Third-Party Claim and the amount of such Loss, if any, and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement; provided, however, that the Member Representative shall have the right to reasonably approve any counsel selected by the Parent for any such Third-Party Claim and the Parent shall consult and work together in good faith with the Member Representative with respect to any such Third-Party Claim.  In all such cases, the Indemnifying Party will have the right to participate, at Indemnifying Party’s expense, in the defense or settlement of such claim with counsel reasonably satisfactory to the Parent.

(ii)                                If the Indemnifying Party elects to defend the Third-Party Claim, and as a condition thereto, the Indemnifying Party shall acknowledge its indemnification obligations hereunder with respect to such Third-Party Claim and shall thereby waive its right to dispute the merits of the Third-Party Claim or to otherwise dispute that the Third-Party Claim is the subject of indemnification hereunder.

(iii)                            In the event the Indemnifying Party shall notify the Claiming Party that the Indemnifying Party does not wish to defend the Third-Party Claim (or otherwise under the circumstances described in either of the penultimate sentence of Section 7.4(b)(i)), the Claiming Party shall have the right to conduct a defense against such Third-Party Claim and shall have the right to settle and compromise such Third-Party Claim if it acts reasonably and in good faith upon ten (10) days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.

(c)                                  Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim.  If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.  If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party.  If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Parent and the Member Representative.  If the parties do not agree within such additional thirty (30)-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.

(d)                                  Once the amount of any Claim under this Article 7 is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article 7 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article 7, whether the same shall be enforced by suit or otherwise which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court, arbitrator or other judicial body determines are due to the Claiming Party.

(e)                                  For purposes of this Section 7.4 and subject to Article 9, the Member Representative shall act on behalf of the Members.

7.5                               Limits on Indemnification.

(a)                                  Notwithstanding anything contained in the Transaction Documents to the contrary, no Buyer Indemnified Party or Company Indemnified Party shall be entitled to indemnification with respect to any Losses from any Claim or Claims under Section 7.2(a)(i) or Section 7.3(i), except to the extent that the aggregate Losses from all Claims exceed $50,000 (the “Basket Amount”); provided, however, that the Basket Amount limitation shall not apply to any Claim relating to (i) any breach of the representations and warranties set forth in Sections 4.1, 4.5, 4.7, 4.15, 4.19, clause (iii) of Section 4.23, 4.24, 5.1 and 5.6, (ii) any indemnification Claim under Article 8, or (iii) any failure to pay amounts payable pursuant to Article 2.  The parties agree that the Basket Amount is to serve as a “deductible.”

(b)                                  Notwithstanding anything contained in the Transaction Documents to the contrary, (x) the maximum amount of Losses for which all Members shall be liable pursuant to Section 7.2(a) shall be the value of the Escrowed Stock, (y) the maximum amount of Losses for which any Member shall be liable pursuant to Section 6.4 and Section 7.2(b) shall be the amount of the Merger Consideration actually received by such Member, and (z) notwithstanding the foregoing, the Founders shall be liable for the payment of any Losses in excess of the value of the Escrowed Stock for which the Buyer Indemnified Parties are entitled to seek indemnification pursuant to Section 7.2(a); provided, however, that each Founder’s liability shall not exceed the total amount of Merger Consideration paid to such Founder pursuant to this Agreement; provided further, however, that there shall be no limit to the liability of the Founders for Losses suffered by the Parent as a result of the Company’s failure to deduct and withhold amounts from payments made to or for the benefit of employees of the Company prior to the Closing Date as required by the Code or any other provision of state, local or foreign Tax law.

(c)                                  None of the limitations set forth in this Section 7.5 shall apply in the case of any Losses or other indemnification matter based upon, arising out of, or relating to willful or intentional misrepresentations, fraud or criminal matters.

7.6                               Certain Indemnification Matters.

(a)                                  After the Closing, the Members shall have no right to seek contribution from the Surviving Company with respect to all or any part of any of the Members’ indemnification obligations under this Article 7.

(b)                                  In connection with any exercise by the Buyer Parties of their indemnification rights under this Article 7, the Buyer Parties shall be entitled to make all Claims through and deal exclusively with the Member Representative for any Member who is an indemnifying party hereunder.

(c)                                  For the purpose of determining whether a breach or inaccuracy of a representation or warranty of the Company or the Members has occurred, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

(d)                                  The amount of any Losses for which indemnification is provided under this Article 7 shall be (i) net of any amounts actually recovered by the Claiming Party under any insurance policy with respect to such Losses and (ii) net of any amounts actually recovered from any third person (by contribution, indemnification or otherwise) with respect to such Losses.

(e)                                  All claims for indemnification by the Buyer Indemnified Parties pursuant to Section 7.2 shall be first satisfied by any amounts remaining in the Escrow Accounts.

(f)                                    Notwithstanding anything contained in the Transaction Documents to the contrary, no Indemnifying Party shall be responsible or liable for any indirect, consequential, punitive, incidental, special or exemplary damages or damages for loss of profit, business interruption or diminution in value incurred or suffered by any Claiming Party, except to the extent the claim is related to Section 7.2(a)(vi) in which case such damages shall be recoverable.

ARTICLE 8
TAX MATTERS

8.1                               Treatment.   The parties agree that none of the Merger Consideration shall be allocated to the covenants not to compete and employment agreements executed in connection with consummation of the Transaction contemplated by this Agreement, including the covenants set forth in Article 10 of this Agreement.  Such allocation shall be conclusive and binding on the parties for purposes of their respective Returns.  The Parent and the Members shall file all Returns in a manner consistent with such allocation, and no party shall take any position that is inconsistent with such position in any audit, examination or other proceeding relating to Taxes unless otherwise required by a “determination” as defined in Section 1313(a) of the Code or otherwise required by law.

8.2                               Tax Returns.  The Parent shall cause the Surviving Company to timely prepare and file all Returns of the Surviving Company due on or after the Closing Date; provided, however, that all Returns with respect to the Surviving Company for income Taxes for Taxable periods ending on or before the Closing Date shall be prepared by or under the direction of the Member Representative.  Except as required by law, such Returns shall be prepared and filed on a basis consistent with the existing procedures for preparing such Returns and in a manner consistent with prior practices, elections and accounting methods for the treatment of specific items on a Return.  At least thirty (30) days prior to the due date of any Pre-Closing Tax Return (after taking into account any applicable extensions) to be prepared by the Parent, the Parent shall, or shall cause the Surviving Company to, deliver to the Member Representative a copy of such Pre-Closing Tax Return (and any related work papers) for the Member Representative’s review and comment.  The Member Representative shall deliver its comments, if any, to such Pre-Closing Tax Return to the Parent at least ten (10) days prior to the due date (after taking into account any applicable extensions) of such Pre-Closing Tax Return and the Parent shall cause the Surviving Company to incorporate all reasonable comments of the Member Representative prior to timely filing such Return with the appropriate Tax Authority.  Except as required by law, the Parent shall not, and shall not allow the Surviving Company, to amend, modify or otherwise change any Return that relates to any period ending on or before the Closing Date or take any action to extend the applicable statute of limitations with respect to any Pre-Closing Tax Return, in each case, without the prior written consent of the Member Representative (which consent shall not be unreasonably withheld or delayed).

8.3                               Tax Audits.

(a)                                  The Parent shall notify the Member Representative in writing within twenty (20) days after receipt by the Parent or the Surviving Company of written notice of the commencement of any official inquiry, examination, audit or other administrative or judicial proceeding regarding any Return or Taxes for any Pre-Closing Tax Period (“Tax Audit”); provided, that the failure to provide such notice shall not relieve Members of their obligations pursuant to Article 7 or this Article 8, except to the extent Members are materially prejudiced thereby.  The Member Representative shall notify the Parent in writing within twenty (20) days after receipt by the Member Representative of written notice of the commencement of any Tax Audit regarding any Return or Taxes of the Surviving Company; provided, however, that each Member shall promptly notify the Member Representative after receipt by such Member of written notice of such commencement of any Tax Audit.

(b)                                  The Parent shall have the right to control the handling, disposition and/or settlement of any Tax Audit, other than respect to income Taxes with respect to any Taxable Period of the Company ending on or before the Closing Date; provided, however, that the Parent shall keep the Member Representative informed as to the status of and material developments in such Tax Audit and provide the Member Representative with copies of any written materials relating to such Tax Audit received from or submitted to any Governmental Body; provided further, however, that no such Tax Audit with respect to the period ending on or before or that includes the Closing Date shall be settled without the consent of the Member Representative (which consent shall not be unreasonably withheld).  The Member Representative shall have the right to control the handling, disposition and/or settlement of any Tax Audit with respect to income Taxes for any Taxable Period of the Company ending on or before the Closing Date.  The Parent shall be entitled to seek indemnification from the Members pursuant to Section 7.1 for the amount, if any, paid by the Parent to any Governmental Body pursuant to such Tax Audit and for any costs or expenses reasonably incurred in connection with the conduct, defense or settlement of such Tax Audit.

8.4                               Transfer Taxes.  Except as set forth below in the case of the Parent’s issuance of Parent Common Stock, all stock transfer, property transfer, excise, sales, use, documentary, stamp, Taxes and all conveyance fees, recording charges and other similar Taxes (including interest, penalties and additions to any such taxes) in each case including any such Taxes or fees levied upon the transfer of stock or other equity interests in an entity on account of such entity’s direct or indirect ownership of property (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by Members.  The Parent shall prepare and file all necessary Returns and other documentation with respect to such Transfer Taxes.  At least fifteen (15) days prior to the due date (after taking into account any applicable extensions) of such Returns, the Parent shall deliver to the Member Representative a copy of such Returns for the Member Representative’s review and comment.  The Parent shall be entitled to seek indemnification from the Members pursuant to Section 9.1 for the cost and expense of such Transfer Taxes and reasonable out-of-pocket expenditures of preparing and filing such Returns.  Parent shall pay any Transfer Taxes that are required in connection with the issuance of Parent Common Stock.  The Parent shall prepare and file all necessary Returns and other documentation with respect to such Transfer Taxes.

8.5                               Tax Cooperation.  From and after the Closing Date, each of the Parent, the Surviving Company, the Member Representative and Members shall cooperate, as reasonably requested, in connection with the preparation of any Returns of the Company and that portion of the Members’ income tax returns that relates to the Company and in connection with any Tax Audits with respect to Taxes or Returns.  Such cooperation shall include the retention and (upon the other party’s request, at the requesting party’s cost and expense) the provision of records and information which are reasonably relevant to any such Returns, Members’ income tax returns, or Tax Audit.  The Parent and Members shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.6                               Tax Sharing Agreements.  All Tax sharing agreements or similar agreements (including any obligation to make tax distributions) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, no such Person shall be bound thereby or have any liability thereunder.  For the purposes of this Section 8.6, the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation of payment of real property Taxes attributable to real property leased or occupied by the Company, and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

8.7                               Conflicts.  In the event of a conflict between the provisions of this Article 8 and Article 7, this Article 8 shall exclusively govern any matter relating to Taxes.

8.8                               Tax Treatment of Certain Payments.  For all relevant Tax purposes, all indemnification payments paid pursuant to Article 7 shall be treated as adjustments to the Merger Consideration.

ARTICLE 9
MEMBER REPRESENTATIVE

9.1                               Appointment of the Member Representative.  By approval and adoption of this Agreement, each Member hereby irrevocably appoints Clifford Sirlin as its, his or her true and lawful attorney-in-fact and agent (the “Member Representative”), with full power of substitution or resubstitution, to act on behalf of such Member in any disputes involving the Transaction Documents (other than any disputes involving Claims for which such Member is solely liable), to do or refrain from doing all such further acts and things, and to execute all such documents as the Member Representative shall deem necessary or appropriate in connection with the Transactions, including the power:

(a)                                  to act for such Member with regard to Claims (other than Claims for which such Member is solely liable), including the power to compromise or settle any Claim on behalf of such Member and to transact matters of litigation, and to act for such Member under the Escrow Agreement;

(b)                                  to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Member Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(c)                                  to receive funds, make payments of funds, and give receipts for funds;

(d)                                  to receive funds for the payment of expenses of such Member and apply such funds in payment for such expenses; and

(e)                                  to do or refrain from doing any further act or deed on behalf of such Member that the Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Member could do if personally present.

9.2                               Other Powers and Duties of the Member Representative.  The appointment of the Member Representative shall be deemed coupled with an interest and shall be irrevocable, and the parties hereto and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Member Representative in all matters referred to herein.  Any action taken by the Member Representative must be in writing and must be signed by the Member Representative.  All notices required to be made or delivered by any Buyer Party or the Surviving Company to the Members pursuant to Section 9.1 or 9.2 shall be made to the Member Representative, which shall discharge in full all other notice requirements of the Buyer Parties to the Members with respect thereto.  The Members hereby confirm and ratify all that the Member Representative shall do or cause to be done by virtue of its appointment as the representative of the Members hereunder.  The Member Representative shall act for the Members on all of the matters set forth in this Agreement in the manner the Member Representative believes to be in the best interest of the Members, and consistent with the obligations of the Members under this Agreement, but the Member Representative shall not be responsible to the Members for any loss or damages which the Members may suffer as a result of the performance by the Member Representative of its duties under this Agreement, other than loss or damages arising from willful violation of any Legal Requirement, bad faith or fraud in the performance of such duties under this Agreement and in no event shall any such losses or damages include consequential, incidental, indirect, special, exemplary or punitive losses or damages of any kind whatsoever.  The Member Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Member Representative.

9.3                               Reliance by the Member Representative.  The Member Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any party hereto or any other evidence reasonably deemed by the Member Representative to be reliable, and the Member Representative shall be entitled to act on the advice of counsel selected by it.  The Member Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of the Members as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Members against any and all liability and expense that the Member Representative may incur by reason of taking or continuing to take any such action.  The Member Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Members entitled to receive, at the time of such request, at least 50% of the Merger Consideration pursuant to this Agreement, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all the Members to the extent otherwise permitted hereunder.

9.4                               Expenses of the Member Representative.  The Member Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Member Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement.  Each Member shall bear a percentage of all reasonable fees and expenses incurred by the Member Representative in performing its duties hereunder or under the Escrow Agreement, which percentage shall be equal to the portion of the Merger Consideration such Member is entitled to receive pursuant to this Agreement at the time such fees and expenses are incurred.

9.5                               Indemnification.  Each Member hereby agrees to indemnify the Member Representative (in his capacity as such) against, and to hold the Member Representative (in his capacity as such) harmless from, its proportionate share (based on the portion of the Merger Consideration payable to such Member pursuant to this Agreement) of any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Member Representative (in his capacity as such) in any way relating to or arising out of the Member Representative’s action or failure to take action pursuant to this Agreement or the other Transaction Documents or in connection herewith or therewith; provided, however, that no Member shall be liable for the payment of any portion of such Losses to the extent resulting from the bad faith or fraud of the Member Representative or any intentional violation by the Member Representative of its obligations under this Agreement.  Each Member hereby authorizes the Member Representative to apply proceeds otherwise distributable to the Members pursuant to this Agreement or the Escrow Agreement to satisfy any of such Member’s obligations under this Section 9.5.

9.6                               Survival.  The provisions of this Article 9 shall survive the Closing until the expiration of all rights, duties and obligations of the Member Representative under this Agreement.

9.7                               New Member Representative.  The Member Representative may be replaced at any time by Members owning a majority of the shares of the Company immediately prior to the Closing.  The Member Representative may resign at any time upon at least 30 days notice to the Members, after which Members owning a majority of the shares of the Company immediately prior to the Closing shall select a new Member Representative.

ARTICLE 10
NON-COMPETITION COVENANT

10.1                        Clifford Sirlin.  Clifford Sirlin in his individual capacity (for this purpose, “Employee”) agrees that during the Restricted Period he will not:

(a)                                  Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with any business of the Parent or its subsidiaries in the energy industry, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided by the Parent and its subsidiaries in the energy industry during the Restricted Period; or

(b)                                  Either alone or in association with others, sell or attempt to sell to any person or entity that was a customer or client of the Parent or any of its subsidiaries in the energy industry at any time during the Restricted Period, any products or services which are competitive with any products or services developed, manufactured, marketed, sold or provided by the Parent or any of its subsidiaries to its customers and clients in the energy industry; or

(c)                                  Either alone or in association with others (i) solicit, or permit any organization directly controlled by Employee to solicit, any employee of the Parent or any of its subsidiaries that are engaged in the energy industry to leave the employ of the Parent or any of its subsidiaries, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly controlled by Employee to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Parent or any of its subsidiaries working in the energy industry at any time during the Restricted Period; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Parent or any of its subsidiaries has been terminated for a period of six months or longer.

10.2                        Andrew Appelbaum.  Andrew Appelbaum (for this purpose, “Appelbaum”) agrees that during the Restricted Period he will not:

(a)                                  Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with any business of the Parent or its subsidiaries in the energy industry, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided by the Parent and its subsidiaries in the energy industry during the Restricted Period; or

(b)                                  Either alone or in association with others, sell or attempt to sell to any person or entity that was a customer or client of the Parent or any of its subsidiaries in the energy industry at any time during the Restricted Period, any products or services which are competitive with any products or services developed, manufactured, marketed, sold or provided by the Parent or any of its subsidiaries to its customers and clients in the energy industry; or

(c)                                  Either alone or in association with others (i) solicit, or permit any organization directly controlled by the Appelbaum to solicit, any employee of the Parent or any of its subsidiaries that are engaged in the energy industry to leave the employ of the Parent or any of its subsidiaries, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly controlled by the Appelbaum to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Parent or any of its subsidiaries working in the energy industry at any time during the Restricted Period; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Parent or any of its subsidiaries has been terminated for a period of six months or longer.

10.3                        Aaron Wallace.  Notwithstanding anything to the contrary in this Article 10, with the consent of the Parent, Market Direct may pay Aaron Wallace a mutually acceptable consulting fee.

10.4                        Acknowledgment.  Each Founder (x) acknowledges that as a Member and a Manager, he has obtained extensive and valuable knowledge and confidential information concerning the Business, the Company and the Surviving Company, (y) expressly acknowledges that the covenants included in this Article 10 are a material inducement and fundamental to the Parent’s willingness to engage in the Transactions and absent these covenants, the Parent would not have acquired the Company, and (z) further acknowledges and agrees that he will personally attain substantial benefits from the Merger both as a Member and, in the case of Employee, as an employee, and in the case of Appelbaum, as a Manager of Market Direct, and agrees that such benefits represent adequate and fair consideration for the covenants in this Article 10.

10.5                        Remedies.  The rights and remedies of the Parent and the Surviving Company for any breach by a Founder of this Article 10 are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative.

ARTICLE 11
DEFINITIONS

“Affiliate” means with reference to any Person, another Person controlled by, under the control of or under common control with, that Person.

“Agent” means with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Appelbaum” has the meaning set forth in Section 10.2.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Articles of Organization” means the articles of organization of the Company currently in effect (as amended, restated, supplemented or modified from time to time).

“Basket Amount” has the meaning set forth in Section 7.5(a).

“Benefit Plans” has the meaning set forth in Section 4.19(a).

“Board of Managers” has the meaning given to it in the Operating Agreement.

“Business” means the business of the Company as currently conducted.

“Buyer Indemnified Parties” means the Buyer Parties, their Affiliates and the Surviving Company.

“Buyer Parties” means the Parent and Merger Sub.

“Cash Merger Consideration” has the meaning set forth in Section 2.2(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Claim” has the meaning set forth in Section 7.4(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Claiming Party” has the meaning set forth in Section 7.4(a).

“Closing” means the closing of the Merger and the Transactions.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Common Shares” has the meaning given to it in the Operating Agreement.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Indemnified Parties” means the Company, the Members and any of their Affiliates.

“Company Intellectual Property” has the meaning set forth in Section 4.13(b).

“Company Transaction Expenses” means all legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by the Company and the Member Representative in connection with this Agreement, the other Transaction Documents and the Transactions.

“Contract” means any written or oral agreement, contract, obligation, promise or undertaking that is legally binding.

“Controlled Group” means the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“CTLLCA” has the meaning set forth in the Recitals of this Agreement.

“Earnout Notice” has the meaning set forth in Section 2.8(c).

“Earnout Payment” has the meaning set forth in Section 2.8(a).

“Earnout Period” has the meaning set forth in Section 2.8(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee” has the meaning set forth in Section 10.1.

“Employment Offer Letter” means, with respect to any employee of the Company, an employment offer letter issued by the Parent or the Surviving Company to such employee, in a form reasonably acceptable to the Parent and the Member Representative.

“Environmental, Health and Safety Laws” means all existing and applicable Legal Requirements of federal, state and local Governmental Bodies concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“ERISA Plan” has the meaning set forth in Section 4.19(a).

“Escrow Account” has the meaning set forth in Section 2.3(a).

“Escrow Agent” means U.S. Bank National Association, a national banking association, and its successors and permitted assigns.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among the Member Representative, the Parent and the Escrow Agent.

“Escrowed Stock” means the portion of the Stock Merger Consideration payable to the Members at the Closing having a value of $1,200,000.

“Estimated Merger Consideration” has the meaning set forth in Section 2.2(a).

“Estimated Statement” has the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law.

“Final Merger Consideration” has the meaning set forth in Section 2.4(a).

“Final Statement” has the meaning set forth in Section 2.4(a).

“Financial Statements” has the meaning set forth in Section 4.14.

“Founders” means Clifford Sirlin and Andrew Appelbaum.

“GAAP” means generally accepted United States accounting principles and practices recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, the result of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other board or committee) in order to continue as generally accepted accounting principles or practice may be so changed.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Indebtedness” of any Person means any liability (including guarantees of liability) of any Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP for all or any part of the deferred purchase price of such property.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Interim Financial Statements” has the meaning set forth in Section 4.14.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) the actual knowledge of Clifford Sirlin after due and diligent inquiry, and (ii) the actual knowledge of Andrew Appelbaum.

“Leased Real Estate” means property leased, used or occupied by the Company pursuant to a Real Property Lease.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liens” means all mortgages, pledges, security interests, encumbrances, title defects, title retention agreements, voting trust agreements, liens, charges or similar restrictions or limitations, including a restriction on the right to vote, sell or otherwise dispose of any Merger Interests (other than restrictions on transfers imposed by federal or state securities laws).

“Listed Intellectual Property” has the meaning set forth in Section 4.13(a).

“Losses” means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including reasonable attorneys’ and accountants’ fees), Taxes and interest on any of the foregoing.

“Market Direct” means Market Direct, LLC and its successors and permitted assigns.

“Material Adverse Effect” means any circumstance, development, effect, event, condition, change or occurrence that (x) has been, or reasonably could be expected to be, materially adverse to the Business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, or (y) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to timely consummate the Transactions.

“Material Contract” means any Contract in effect as of the date hereof: (a) under which the Company is, or is likely to be, entitled to receive revenues of more than $20,000 in any calendar year; (b) under which the Company is, or is likely to become, subject to any obligation to pay a liability of more than $20,000 in any calendar year; (c) by which assets owned or used by the Company or having a net book value of $20,000 or more are bound; (d) which creates a Lien on any property or asset of the Company (other than Permitted Liens) or the Shares; (e) which constitutes a Real Property Lease; (f) under which the Company has granted or received a license or sublicense or under which the Company is obligated to pay or has the right to receive a royalty, license fee or similar payment, in each case that is material to the Business (excluding any Contract made in the ordinary course of business for information technology products or services (including software, hardware and telecommunication services) which is expected to be fully performed within one year after the date thereof, which does not require annual expenditures in excess of $20,000 or which may be terminated without material penalty or payment on 30 calendar days’ notice or less); (g) between the Company and any Member which holds more than 1% of the Shares, any Related Person of any such Member or any Affiliate of any such Member; (h) containing covenants that limit the freedom of the Company to engage in any line of business or to compete with any Person; (i) governing Indebtedness, to the extent not repaid prior to or at Closing; (j) granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any Shares; (k) with any customer involving the Company’s license, sale or provision of products or services, Company Intellectual Property or other assets that has generated more than $20,000 in revenues for the Company during either of the fiscal years ended December 31, 2005 or December 31, 2006 or anticipated to generate more than $20,000 in revenues for the Company during the current fiscal year; (l) any partnership, joint venture or other similar Contract; (m) granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms by the Company to any Person; (n) with any supplier or provider of services or content that are resold by the Company or that are otherwise incorporated into any product or service, other than any services or content that are not material and which can be promptly replaced without material increase in cost to the Company; (o) involving the acquisition by the Company of any business enterprise whether via stock or asset purchase or otherwise; or (p) not made by the Company in the ordinary course of business.

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and mold or other fungus, any toxic substance, oil or hazardous material, or any other chemical or substance regulated by any Environmental, Health and Safety Laws.

“Member Representative” has the meaning set forth in Section 9.1, and any new Member Representative selected pursuant to Section 9.7.

“Members” means the holders of Merger Interests immediately prior to the Effective Time.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Interest(s)” has the meaning set forth in Section 1.4(a).

“Merger Sub” has the meaning set forth in the Preamble to this Agreement.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.14.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NASD” means the National Association of Securities Dealers, Inc.

“Non-Competition/Non-Solicitation Agreement” means the Non-Competition/Non-Solicitation Agreement, dated as of the date hereof, by and between each employee of the Company that will be employed by the Surviving Company or the Parent after the Closing and the Surviving Company or the Parent, as applicable.

“Non-ERISA Plan” has the meaning set forth in Section 4.19(a).

“Objection Notice” has the meaning set forth in Section 2.4(b).

“Operating Agreement” means that certain Limited Liability Company Agreement, dated as of January 1, 2004, of the Company, as amended.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict, entered, issued, made or rendered by any court, administrative agency or any other Governmental Body or by any arbitrator.

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Common Stock” means the common stock of the Parent.

“Per Interest Merger Consideration” means, with respect to any Merger Interest, the portion of the Merger Consideration payable to the holder of such Merger Interest pursuant to the Operating Agreement.  The applicable Per Interest Merger Consideration for each Merger Interest may differ, depending upon the priority that would be enjoyed by such Merger Interest in distributions of liquidation proceeds to the members of the Company in accordance with the provisions of the Operating Agreement.

“Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Pre-Closing Tax Period” shall mean (x) any Taxable Period that begins before the Closing Date and ends on or before the Closing Date, and (y) with respect to any other Taxable Period that includes the Closing Date, the portion of such Taxable Period prior to and including the Closing Date.

“Pre-Closing Tax Return” means any Return filed on or after the Closing with respect to any Tax Period that commenced prior to the Closing.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property Leases” means those Contracts pursuant to which the Company leases real property.

“Records” means all books, records, manuals and other materials and information of the Company including customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.

“Related Person” with respect to a particular individual means (i) each other member of such individual’s Family, (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family or (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).  For purposes of this definition, the “Family” of an individual includes the individual’s spouse and issue.

“Restricted Period” means, (i) with respect to Clifford Sirlin, the period beginning on the Closing Date and ending on the later of (x) one year after termination of his employment with the Company or EnerNOC (regardless of the reason) and (y) the third anniversary of the Closing Date, and (ii) with respect to Andrew Appelbaum, the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

“Restricted Stock Certificate” has the meaning set forth in Section 6.5(a).

“Returns” means all returns, informational returns and statements required to be filed by the Company in respect of any Taxes.

“Rights Agreement” has the meaning set forth in Section 4.4.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Schedules” means the schedules attached hereto pursuant to the provisions of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.6.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law.

“Series A Preferred Shares” has the meaning given to it in the Operating Agreement.

“Shares” means all of the issued and outstanding limited liability company membership interest in the Company designated as “Shares” under the Operating Agreement, including the Series A Preferred Shares and the Common Shares of the Company.

“Stock Merger Consideration” has the meaning set forth in Section 2.2(a)

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” and “Taxes” means (x) any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, lease, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, ad valorem, stamp, capital, environmental, employment, workers compensation, disability, social security, utility, production, unemployment compensation, windfall profits, duties, registration, business organization, alternative or add-on minimum, fees and charges, imposed by the IRS or any

Governmental Body (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any Tax sharing agreement or arrangement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y).

“Tax Audit” has the meaning set forth in Section 8.3(a).

“Tax Authority” means any Governmental Body with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under applicable Legal Requirement.

“Ten Day Trading Average Price” means the average of the per share last sale price reported on the Nasdaq website for the Parent Common Stock on the Nasdaq Global Market for the ten trading day period ending on September 6, 2007.

“Third-Party Claim” has the meaning set forth in Section 7.4(b).

“Transaction Documents” means, as to any party, this Agreement and the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement, excluding any employment or other agreement entered into by any Member in its capacity as an employee of or consultant to the Surviving Company.

“Transactions” means the Merger and the other transactions contemplated in the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 8.4 .

“Transmittal Letter” has the meaning set forth in Section 3.2(e)(viii).

“Working Capital Amount” means the difference (which may be a positive number or negative number) between (i) the amount of cash held by the Company (and not distributed to any Member or used for payment of bonuses or other expenses) as of the Closing and (ii) the amount of any and all liabilities of the Company as of the Closing.  For the avoidance of doubt, liabilities of the Company shall not include any bonuses payable by the Company after the Closing pursuant to Section 2.9.

“Working Capital Adjustment” means the amount, whether positive or negative, equal to the Working Capital Amount as of the Closing as set forth in the Estimated Statement minus $0.

ARTICLE 12
MISCELLANEOUS

12.1                        Expenses.  Except as otherwise specifically provided herein, the parties hereto shall pay their own expenses, including accountants’ and attorneys’ fees incurred in connection with the negotiation and consummation of the Transactions.

12.2                        Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

(a)                                  If to any of the Buyer Parties or the Surviving Company:

EnerNOC, Inc.
75 Federal St., Suite 300
Boston, MA 02110
Attn: General Counsel
Fax No.:  (617) 224-9910
Telephone:  (617) 224-9900

With a Copy To:

Cooley Godward Kronish LLP
The Prudential Tower
800 Boylston Street, 46th Floor
Boston, MA 02199
Attention:  Miguel J. Vega, Esq.
Fax No.:  (617) 937-2400
Telephone:  (617) 937-2300

(b)                                  If to the Company:

Mdenergy, LLC
Two Stamford Landing
68 Southfield Avenue, Suite 215
Stamford, CT 06902
Attention:  Clifford Sirlin
Fax No.:  (203) 961-1171
Telephone:  (203) 961-1112

With a Copy To:

Duval & Stachenfeld LLP
300 East 42nd Street, 3rd Floor
New York, NY 10017

Attention:  Patrick W. Duval
Fax No.:  (212) 883-8883
Telephone:  (212) 692-5555

With a Copy To:

EnerNOC, Inc.
75 Federal St., Suite 300
Boston, MA 02110
Attn: General Counsel
Fax No.:  (617) 224-9910
Telephone:  (617) 224-9900

(c)                                  If to the Member Representative:

Clifford Sirlin

9 Silver Brook Road
Westport, CT 06880
Fax No.:  (203) 961-1171

With a Copy To:

Duval & Stachenfeld LLP
300 East 42nd Street, 3rd Floor
New York, NY 10017

Attention:  Patrick W. Duval
Fax No.:  (212) 883-8883
Telephone:  (212) 692-5555

(d)                                  If to a Founder, to the address set forth below such Founder’s name on the signature page hereto.

12.3                        Entire Agreement.  This Agreement, the Schedules and the other Transaction Documents constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement with respect to the Transactions.  No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

12.4                        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.5                        Assignment.  This Agreement and the rights hereunder shall not be assignable or transferable by any party without the prior written consent of the Parent and the Company prior to Closing, and the Parent and the Member Representative after Closing.

12.6                        Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

12.7                        Paragraph Headings.  The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

12.8                        Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

12.9                        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to principles and conflicts of law.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT AND OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF CONNECTICUT FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS (AND AGREE NOT TO COMMENCE ANY ACTION, SUIT, OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS).  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE ON ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS, IN THE COURTS OF THE STATE OF CONNECTICUT OR THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF CONNECTICUT, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.10                 Use of Terms.  In this Agreement (i) the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph, or clause in which the respective word appears, (ii) words importing gender include the other genders as appropriate, (iii) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference, (iv) unless otherwise stated, references to any Section, Article, Schedule or Exhibit are to such Section or Article of, or Schedule or Exhibit to, this Agreement and (v) the word “including” shall mean including without limitation.

12.11                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  A facsimile signature of this Agreement shall be as effective as an original.

12.12                 Good Faith; Consents.  Each of the parties agrees to act in good faith in connection with any matters arising under or relating to the Transaction Documents and the Transactions.

12.13                 No Third Party Beneficiary.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, a Claiming Party or their respective heirs, successors, legal representatives and permitted assign, any rights or remedies under or by reason of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

PARENT:		MEMBER REPRESENTATIVE:

ENERNOC, INC.		CLIFFORD SIRLIN

By:	/s/ Neal C. Isaacson	/s/ Clifford Sirlin
	Name: Neal C. Isaacson	Clifford Sirlin
Title: Chief Financial Officer

FOUNDERS:
MERGER SUB:
CLIFFORD SIRLIN
MDE ACQUISITION LLC

/s/ Clifford Sirlin
By:	/s/ Neal C. Isaacson	Clifford Sirlin
Name: Neal C. Isaacson
	Title: Manager	9 Silver Brook Road
Westport, CT 06880

COMPANY:
ANDREW APPELBAUM
MDENERGY, LLC

/s/ Andrew Appelbaum
By:	/s/ Clifford Sirlin	Andrew Appelbaum
Name: Clifford Sirlin
	Title: Manager and Principal	372 East Hyerdale Drive
Goshen, CT 06576

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

SCHEDULES

Schedule 2.8:	Earnout Payment

Schedule 2.9:	Post–Closing Bonus Payments

Schedule 3.2:	Closing Deliverables of the Company

DISCLOSURE SCHEDULES

Schedule 4.2:	No Conflict

Schedule 4.7:	Capitalization

Schedule 4.10:	Leased Real Estate

Schedule 4.12:	Proceedings

Schedule 4.13:	Intellectual Property

Schedule 4.15:	Taxes

Schedule 4.16:	Material Contracts

Schedule 4.18:	Labor and Employment Matters

Schedule 4.20:	Absence of Certain Changes and Events

Schedule 4.22:	Insurance

Schedule 4.25:	Affiliate Transactions

Schedule 5.3:	Governmental Approvals

Schedule 5.7:	SEC Documents

Schedule 5.8:	Parent Common Stock Registration; Listing

EnerNOC, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that EnerNOC, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.

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